Exhibit 99.1

                   SMSC REPORTS 30% YEAR-OVER-YEAR INCREASE IN
               FIRST QUARTER REVENUES, INCLUDING OASIS ACQUISITION

                 Earnings Per Share Exceeds Company Expectation

Hauppauge, NY - June 29, 2005 - SMSC (Nasdaq: SMSC) today announced that revenues for the first quarter ended May 31, 2005 were $68.8 million, an increase of approximately 30% from last year's first quarter revenues of $53.1 million. Of the 30% increase, 18% was due to the acquisition of OASIS SiliconSystems Holding AG (OASIS), which closed on March 30, 2005, and 12% was due to growth in SMSC's other products lines. Gross profit percentage was 47.0% for the three months ended May 31, 2005 and 50.3% for the year-earlier quarter. Operating income for the period was $3.7 million, compared to $3.6 million a year ago. Net income was $0.15 per share in first quarter of fiscal year 2006, compared to $0.15 per share in the first quarter of last year.

To provide additional insight into its underlying operations, SMSC is also presenting a first quarter fiscal 2006 statement of operations on a pro forma (non-GAAP) basis, excluding non-cash acquisition-related charges, which are in-process research and development, amortization of acquired intangibles and adjustments to the value of opening inventory at the date of the OASIS acquisition. This statement is presented in a format that reconciles the pro forma, non-GAAP measures to the most comparable GAAP measures.

On a pro forma basis, operating results were as follows. Gross profit percentage for the period was 47.9%, compared to 50.3% in the previous year's first quarter, exceeding SMSC's prior expectation due to a shift in mix to higher margin products. Operating income was $6.4 million, or 9.3% of sales, compared to $4.0 million, or 7.5% of sales, in the year-ago period. Pro forma net income was $4.7 million or $0.23 per share, an increase in earnings per share of 44%, from pro forma net income of $3.1 million, or $0.16 per share in the first quarter of fiscal 2005.

"Revenues for the first quarter were robust, driven by the addition of revenues from OASIS and strong sales of our mobile PC, EMC and USB connectivity products," said Steven J. Bilodeau, Chairman and Chief Executive Officer. "We realized higher profitability than anticipated due to product mix coupled with lower operating expenses than previously projected. As sales increased, we also benefited from positive leverage in our operating expenses, which improved operating profit margins by nearly 4% of sales."

Mr. Bilodeau continued, "This is an exciting time for our business as we are realizing the benefits of investments made in recent years to build a more diversified global semiconductor company. This was also the first quarter of sales contribution from our recent OASIS acquisition, which is now our new Automotive Infotainment Systems group, and we are pleased with the progress of the integration of this business into SMSC. These strong first quarter results demonstrate that our strategy to drive sales growth and improved profitability is on track."

Cash and liquid investments at May 31, 2005 were $121.0 million, compared to $172.6 million at February 28, 2005, of which approximately $61 million, net of cash acquired, was utilized in the acquisition of OASIS on March 30, 2005. The Company has no bank debt, and book value per share was $14.57 as of May 31, 2005.

Pro Forma Business Outlook:

Second quarter guidance for pro forma net income, which is expected to be between $0.17 and $0.21 per share, is presented only on a pro forma basis because of SMSC's inability to project its future stock price and its impact on any expense provision that might be required to mark Stock Appreciation Rights
(SARs) to market until the end of the fiscal quarter.

For the second quarter, in line with the pro forma net income guidance above, SMSC expects the following measures on a pro forma basis:

o Revenues to be between $73 million and $77 million, reflecting a year-over-year increase of nearly 50% at the midpoint of that range.
o    Gross profit percentage to be between 46% and 48%.
o    Research and development expense to be between $14 million and $15 million.
o Selling, general and administrative expense to be between $15 million and $16 million.
o The effective tax rate to be approximately 36%, including an expected one-time provision related to a streamlining of the legal entity structure of certain wholly owned subsidiaries acquired from OASIS.

Expense recognition related to SARs is determined by a mark-to-market calculation based on the SMSC stock price at the end of each period. The SARs outstanding as of May 31, 2005 have an average exercise price of approximately $17.10. Each $1.00 increase in SMSC's share price over $17.10 as of August 31, 2005 would require an expense provision of approximately $0.7 million ($0.4 million or $0.02 per share, after tax) in the second quarter, based on approximately 1.5 million SARs outstanding. None of the SARs outstanding are currently vested and all SARs are scheduled to vest between September 2005 and April 2010.

In addition, the pro forma adjustments included in the guidance above exclude the impacts of two non-cash acquisition related charges, which are the amortization of acquired intangibles, estimated to be $1.6 million, and an adjustment to the cost of goods sold to reflect the write up of the cost of inventory at the date of the OASIS acquisition, which is estimated to be $0.9 million.

About SMSC:
Many of the world's most successful global technology companies rely upon SMSC as a go-to resource for semiconductor system solutions that span analog, digital and mixed-signal technologies. Leveraging substantial intellectual property, integration expertise and a comprehensive global infrastructure, SMSC solves design challenges and delivers performance, space, cost and time-to-market advantages to its customers. SMSC's application focus targets key vertical markets including mobile and desktop PCs, servers, consumer electronics, automotive infotainment and industrial applications. The Company has developed leadership positions in its select markets by providing application specific solutions such as mixed-signal PC system controllers, non-PCI Ethernet, ARCNET, MOST, Hi-Speed USB and other high-speed serial communications.

SMSC is headquartered in Hauppauge, New York with operations in North America, Taiwan, Japan, Korea, China and Europe. Engineering design centers are located in Arizona, New York, Texas and Karlsruhe, Germany. Additional information is available at www.smsc.com.

Forward Looking Statements:

Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These include the timely development and market acceptance of new products; the impact of competitive products and pricing; the effect of changing economic conditions in domestic and international markets; changes in customer order patterns, including loss of key customers or distributors, order cancellations or reduced bookings; and excess or obsolete inventory and variations in inventory valuation, among others. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures.

SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand. In addition, sales of many of the Company's products depend largely on sales of personal computers and peripheral devices, as well as general industry and market conditions. Reductions in the rate of growth of the PC, consumer electronics, embedded or automotive markets could adversely affect its operating results. SMSC conducts business outside the United States and is subject to tariff and import regulations and currency fluctuations, which may have an effect on its business. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such information is subject to change, and the Company may not necessarily inform, or be required to inform, investors of such changes. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company's reports filed with the SEC. Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Other Factors That May Affect Future Operating Results" for a more complete discussion of these and other risks and uncertainties.

SMSC is a registered trademark of Standard Microsystems Corporation. Product names and company names are trademarks of their respective holders.

Contact:
Carolynne Borders
Director of Corporate Communications
SMSC
Phone: 631-435-6626
Fax: 631-273-5550
carolynne.borders@smsc.com

               STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                    (In thousands, except per share amounts)



                                                        Three Months Ended
                                                              May 31,
                                                --------------------------------

                                                     2005              2004
                                                --------------    --------------

Revenues                                       $      68,807     $      53,053

Costs and expenses:
  Cost of goods sold                                  36,492            26,385
  Research and development                            12,966            10,862
  Selling, general and administrative                 13,591            11,852
  Amortization of intangible assets                    1,153               317
  In-process research and development                    895                 -
--------------------------------------------------------------------------------

Income from operations                                 3,710             3,637

Interest income                                          723               466
Other expense, net                                       (47)              (32)
--------------------------------------------------------------------------------

Income before provision for income taxes               4,386             4,071

Provision for income taxes                             1,359             1,159
--------------------------------------------------------------------------------

Net income                                     $       3,027     $       2,912
================================================================================


Basic net income per share:                    $        0.15     $        0.16
================================================================================

Diluted net income per share:                  $        0.15     $        0.15
================================================================================

Weighted average common shares outstanding:
  Basic                                               20,066            18,246
  Diluted                                             20,476            19,790

              STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
     PRO FORMA (NON-GAAP) CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                    (In thousands, except per share amounts)


                                                                                Three Months Ended May 31,
                                                  ----------------------------------------------------------------------------------
                                                                   2005                                          2004
                                                  --------------------------------------     ---------------------------------------

                                                                             Pro Forma                                    Pro Forma
                                                    GAAP       Adjustment    (Non-GAAP)         GAAP       Adjustment     (Non-GAAP)


Revenues                                         $  68,807   $    -         $  68,807       $  53,053    $       -      $    53,053

Costs and expenses:
 Cost of goods sold                                 36,492       (614)(a)      35,878          26,385            -           26,385
 Research and development                           12,966        -            12,966          10,862            -           10,862
 Selling, general and administrative                13,591        -            13,591          11,852            -           11,852
 In-process research and development                   895       (895)(b)         -               -              -              -
 Amortization of intangible assets                   1,153     (1,153)(c)         -               317           (317)(c)        -
------------------------------------------------------------------------------------------------------------------------------------

Income from operations                               3,710      2,662           6,372           3,637            317          3,954

Interest income                                        723        -               723             466            -              466
Other income (expense), net                            (47)       -               (47)            (32)           -              (32)
------------------------------------------------------------------------------------------------------------------------------------

Income before provision for income taxes             4,386      2,662           7,048           4,071            317          4,388

Provision for income taxes                           1,359        998 (d)       2,357           1,159            114 (d)      1,273
------------------------------------------------------------------------------------------------------------------------------------

Net income                                           3,027      1,664           4,691           2,912            203          3,115
====================================================================================================================================


Basic net income per share                       $    0.15                  $    0.23       $    0.16                   $      0.17
====================================================================================================================================

Diluted net income per share                     $    0.15                  $    0.23       $    0.15                   $      0.16
====================================================================================================================================

Weighted average common shares outstanding:
 Basic                                              20,066                     20,066          18,246                        18,246
 Diluted                                            20,476                     20,476          19,790                        19,790



Notes:
SMSC uses pro forma information to evaluate its operating results and believes such information also provides investors with additional insight into its underlying operations. This schedule presents a full reconciliation between pro forma and GAAP results.

(a) The adjustment to Cost of goods sold is to remove from the pro forma results the impact of writing up the cost of inventory at the date of the Oasis acquisition over Oasis' original cost of the inventory. That write up will only impact GAAP Cost of goods sold for the turnover period of the OASIS inventory at the date of acquisition. That turnover period is expected to conclude in the quarter ending November 30, 2005.

(b) The adjustment to In-process research and development is to remove from the pro forma results the cost of in-process research and development that was purchased in the Oasis acquisition and immediately expensed.

(c) The adjustment to Amortization of intangible assets for the three months ended May 31, 2005 includes $887 related to the Oasis acquisition and $266 related to the fiscal 2003 acquisition of Gain Technology Corporation
     (Gain). The adjustment for the three months ended May 31, 2004 relates entirely to the Gain acquisition.

(d) The adjustments to the Provision for income taxes was determined by applying the appropriate incremental tax rates to the adjustments described in notes (a) through (c) above.

              STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                                 (in thousands)



                                                      May 31,       February 28,
                                                       2005            2005
                                                   ------------    -------------
Assets
Current assets:
 Cash and cash equivalents                        $     19,674    $     116,126
 Short-term investments                                101,279           56,519
 Accounts receivable, net                               29,881           23,788
 Inventories                                            42,303           33,310
 Deferred income taxes                                  16,252           17,701
 Other current assets                                    5,753            4,295
--------------------------------------------------------------------------------

     Total current assets                              215,142          251,739
--------------------------------------------------------------------------------

Property, plant and equipment, net                      25,959           22,630
Goodwill                                                78,912           29,435
Intangible assets, net                                  49,671            3,584
Deferred income taxes                                    7,728            7,163
Other assets                                             3,549            4,708
--------------------------------------------------------------------------------

                                                  $    380,961    $     319,259
================================================================================

Liabilities and shareholders' equity
Current liabilities:
 Accounts payable                                 $     21,097    $      15,995
 Deferred income on shipments to distributors           11,126            7,689
 Accrued expenses, income taxes and other
 liabilities                                            17,772           13,400
--------------------------------------------------------------------------------

     Total current liabilities                          49,995           37,084
--------------------------------------------------------------------------------

Deferred income taxes                                   16,658              -
Other liabilities                                       12,215           12,326

Shareholders' equity:
 Preferred stock                                           -                -
 Common stock                                            2,273            2,053
 Additional paid-in capital                            225,515          187,854
 Retained earnings                                     103,639          100,612
 Treasury stock, at cost                               (25,961)         (23,799)
 Deferred stock-based compensation                      (3,642)          (1,925)
 Accumulated other comprehensive income                    269            5,054
--------------------------------------------------------------------------------

     Total shareholders' equity                        302,093          269,849
--------------------------------------------------------------------------------

                                                  $    380,961    $     319,259
================================================================================